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                                                                    Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BackWeb Technologies Ltd. 1996 Israeli Employees Stock Option Plan, BackWeb Technologies Ltd. 1996 U.S. Option Plan, BackWeb Technologies Ltd. 1998 U.S. Option Plan, and BackWeb Technologies Ltd. 1999 Employee Stock Purchase Plan, of our report dated March 25, 1999 (except for
Note 11, as to which the date is May 28, 1999) with respect to the consolidated financial statements of BackWeb Technologies Ltd. for the year ended December 31, 1998 included in its Registration Statement and Prospectus (Form F-1 No. 333-10358), filed with the Securities and Exchange Commission.



                                                       s/ ERNST & YOUNG LLP



Palo Alto, California
August 3, 1999